Exhibit 10.2

AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT (this “Amendment”), dated as of March 21, 2016, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), each Lender party hereto, and ASURE SOFTWARE, INC., a Delaware corporation (“Borrower”).

RECITALS

A.           Borrower, Agent and the financial institutions party thereto (the “Lenders”) have previously entered into that certain Credit Agreement, dated as of March 20, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

B.           On the Fifth Amendment Effective Date (as defined below), but immediately prior to the funding of the Additional Term Loan (as defined below), the outstanding principal balance of the Term Loan was $13,687,500 (the “Original Term Loan”).  Borrower has requested that on the Fifth Amendment Effective Date, the Lenders make an additional Term Loan to Borrower in the aggregate amount of $12,500,000 (the “Additional Term Loan” and together with the Original Term Loan, the “Term Loans”) so that after disbursing the proceeds of the Additional Term Loan, the aggregate principal amount of the Term Loans will be $26,187,500.

C.           Borrower has further requested that Agent and the Lenders amend certain other provisions of the Credit Agreement.  The Lender Group has agreed to such amendments pursuant to the terms hereunder.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement.  Effective upon the Fifth Amendment Effective Date (as defined in Section 2 below):

(a) Schedule 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in alphabetical order:

“Fifth Amendment” means that certain Amendment Number Five to Credit Agreement, dated as of March 21, 2016, by and among Agent, each Lender, and Borrower.

“Fifth Amendment Effective Date” means March 21, 2016.

“Mangrove Acquisition” means, collectively, the Acquisitions consummated pursuant to the Mangrove Purchase Agreements.

“Mangrove Purchase Agreements” means collectively, (i) that certain Stock Purchase Agreement dated as of March 21, 2016, among Mangrove Employer Services, Inc., a Florida corporation, the persons listed on Exhibit A thereto as the sellers thereunder, the Mangrove Stockholder Representative and Borrower, and (ii) that certain Asset Purchase Agreement dated as of March 21, 2016, among Mangrove COBRASource, Inc., a Florida corporation and Asure COBRASource, LLC, a Delaware limited liability company, in each case, as amended, modified, supplemented, or restated and in effect from time to time in accordance with the terms of the Mangrove Subordination Agreement.

“Mangrove Stockholder Representative” means Richard S. Cangemi, as stockholder representative and attorney-in-fact for the sellers under the Mangrove Purchase Agreements.

“Mangrove Subordinated Note” means that certain Secured Subordinated Promissory Note dated March 21, 2016 by Borrower issued to the order of the Mangrove Stockholder Representative in the original principal amount of $6,000,000, as amended, restated, supplemented or otherwise modified from time to time in accordance with the Mangrove Subordination Agreement.

“Mangrove Subordination Agreement” means that certain Subordination Agreement dated as of March 21, 2016, by and between Mangrove Stockholder Representative and Agent, as such agreement is amended, restated, supplemented or otherwise modified from time to time.

(b) The table in the definition of Applicable Margin set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Level	Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	If the Leverage Ratio is less than or equal to 2.75:1.00	3.50 percentage points	4.50 percentage points
II	If the Leverage Ratio is greater than 2.75:1.00 and less than or equal to 3.25:1.00	4.00 percentage points	5.00 percentage points
III	If the Leverage Ratio is greater than 3.25:1.00	4.50 percentage points	5.50 percentage points

“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.

(c) The definition of Credit Amount set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Credit Amount” means, as of any date of determination, the result of (a) TTM Recurring Revenue calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement minus the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement, times (b) the applicable amount set forth in the following table for the date set forth opposite thereto:

Applicable amount	For any date of determination occurring on or during the fiscal quarter ending
1.25	March 31, 2016
1.25	June 30, 2016
1.20	September 30, 2016
1.15	December 31, 2016
1.00	March 31, 2017
0.90	June 30, 2017
0.90	September 30, 2017
0.90	December 31, 2017
0.80	March 31, 2018
0.80	June 30, 2018
0.80	September 30, 2018
0.80	December 31, 2018

(d) Subclause (c)(v) of the definition of EBITDA set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(v)           with respect to any Permitted Acquisition after the Closing Date (other than the Mangrove Acquisition), costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Borrower or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days (Borrower may request an addback for such expenses incurred after 180 days but within 365 days in Agent’s sole discretion) of the consummation of such Permitted Acquisition, (i) up to an aggregate amount (for all such items in this clause (v)) for such Permitted Acquisition not to exceed the greater of (1) $500,000 and (2) 5.0% of the Purchase Price of such Permitted Acquisition and (ii) in any amount to the extent such costs, fees, charges, or expenses in this clause (v) are paid with proceeds of new equity investments in exchange for Qualified Equity Interests of Borrower contemporaneously made by Permitted Holders,”

(e) The definition of EBITDA set forth in Schedule 1.1 of the Credit Agreement is hereby further amended by (i) deleting the word “and” at the end of subclause (c)(x), (ii) deleting “.” at the end of subclause (c)(xi) and replacing it with “,” and (iii) inserting new subclauses (c)(xii) and (c)(xiii) after the existing subclause (c)(xi) to read as set forth below:

“(xii)           with respect to the Mangrove Acquisition, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Borrower or any of its Subsidiaries to any Person for services performed by such Person in connection with the Mangrove Acquisition incurred within 180 days (Borrower may request an addback for such expenses incurred after 180 days but within 365 days in Agent’s sole discretion) of the consummation of such Mangrove Acquisition, up to an aggregate amount (for all such items in this clause (xii)) for the Mangrove Acquisition not to exceed $1,500,000, and

(xiii) (a) for the Borrower’s fiscal quarter ending March 31, 2016, $846,519, and (b) for the Borrower’s fiscal quarter ending June 30, 2016, $496,063.”

(f) The last paragraph of the definition of EBITDA set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Closing Date), Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be agreed by Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, (b) EBITDA for the fiscal quarter ended March 31, 2015, shall be deemed to be $2,190,000, (c) EBITDA for the fiscal quarter ended June 30, 2015, shall be deemed to be $2,608,000, (d) EBITDA for the fiscal quarter ended September 30, 2015, shall be deemed to be $1,994,000, and (e) EBITDA for the fiscal quarter ended December 31, 2015, shall be deemed to be $1,632,000.”

(g) The definition of Fixed Charges set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, other than regularly scheduled payment (but not payments following acceleration) by Borrower (directly or indirectly) of interest and principal on the Mangrove Subordinated Note to the extent such payments are permitted to be made under the Mangrove Subordination Agreement, and (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interest) during such period; provided that the amounts corresponding to clauses (a) and (b) of this definition shall be annualized during the period of time from the Fifth Amendment Effective Date through the fiscal quarter ending December 31, 2016.

(h) Clause (k) of the definition of Permitted Acquisition set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(k) the purchase consideration payable in respect of all Permitted Acquisitions occurring after the Fifth Amendment Effective Date (including the proposed Acquisition and including deferred payment obligations) shall not exceed $20,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $10,000,000 in the aggregate.”

(i) The definition of Permitted Dispositions set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (o), (ii) inserting a new clauses (p) and (q) after the existing clause (o) to read as set forth below, and relabeling the existing clause (p) as the new clause (r):

“(p) regularly scheduled payment (but not prepayments or payments following acceleration) by Borrower (directly or indirectly) of interest and principal on the Mangrove Subordinated Note to the extent such payments are permitted to be made under the Mangrove Subordination Agreement,

(q) Subordinated Creditor’s use of Borrower’s AsureForce® v.11.10 software to the extent permitted under the Mangrove Subordination Agreement, and”

(j) The definition of Permitted Indebtedness set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (s), (ii) inserting a new clause (t) after the existing clause (s) to read as set forth below, and relabeling the existing clause (t) as the new clause (u):

“(t) Indebtedness owing under the Mangrove Subordinated Note so long as (i) the aggregate principal amount for all such Indebtedness does not exceed $6,000,000 at any one time outstanding, and (ii) such Indebtedness is subordinated to the Obligations pursuant to the Mangrove Subordination Agreement, and”

(k) The definition of Permitted Liens set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (r), (ii) inserting a new clause (s) after the existing clause (r) to read as set forth below, and relabeling the existing clause (s) as the new clause (t):

“(r) Liens in favor of the Mangrove Seller Representative under the Mangrove Subordinated Note so long as such Liens are subordinated to the Agent’s Liens pursuant to the Mangrove Subordination Agreement, and”

(l) The definition of Term Loan Amount set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Term Loan Amount” means $26,187,500.

(m) Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.2           Term Loan.  Subject to the terms and conditions of this Agreement, on the Fifth Amendment Effective Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount.  The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
June 30, 2016 and the last day of each fiscal quarter thereafter up to and including March 31, 2017	$491,015.63
June 30, 2017 and the last day of each fiscal quarter thereafter	$654,687.50

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

(n) Section 2.4(e)(v) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(v)  Equity.  Within 1 Business Day of the date of the issuance by Borrower or any of its Subsidiaries of any Equity Interests (other than (A) in the event that Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to Borrower or such Subsidiary, as applicable, (B) the issuance of Equity Interests by Borrower to any Person that is an equity holder of Borrower prior to such issuance (a “Subject Holder”) so long as such Subject Holder did not acquire any Equity Interests of Borrower so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interests to such Subject Holder, (C) the issuance of Equity Interests of Borrower to directors, officers and employees of Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (D) the issuance of Equity Interests of Borrower in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, and (E) the issuance of Equity Interests by a Subsidiary of Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (D) above), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 50% of the Net Cash Proceeds received by such Person in connection with such issuance.  The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(o) Section 2.4(f)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii) Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v) or 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).”

(p) Section 7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.           FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will:

(a)           Fixed Charge Coverage Ratio.1  Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least 1.50:1.00.

(b)           Leverage Ratio.  Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date(s)
5.00:1.00	March 31, 2016
4.90:1.00	June 30, 2016
4.75:1.00	September 30, 2016
4.50:1.00	December 31, 2016
4.25:1.00	March 31, 2017
4.00:1.00	June 30, 2017
3.50:1.00	September 30, 2017
3.25:1.00	December 31, 2017
3.00:1.00	March 31, 2018
2.75:1.00	June 30, 2018
2.50:1.00	September 30, 2018
2.25:1.00	December 31, 2018

(q) Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety to read as Schedule C-1 attached hereto.

2. Conditions Precedent to Amendment Number Five.  This Amendment shall become effective as of the date hereof (such date, the “Fifth Amendment Effective Date”) upon satisfaction or waiver by the Lender Group of each of the following conditions precedent:

1 All covenant levels remain subject to Wells Fargo’s continuing review and approval

(a) Certain Documents.  Agent shall have received:

(i)	this Amendment, duly executed by Borrower,

(ii)	that certain Second Amended and Restated Fee Letter, by and between Borrower and Agent dated as of even date herewith (the “Second Amended and Restated Fee Letter”), duly executed by Borrower,

(iii)	a duly executed Collateral Access Agreement in respect of the leased property located at 1501 South Church Avenue, Tampa, Florida 33629,

(iv)	a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Credit Agreement, the form and substance of which shall be satisfactory to Agent,

(v)
evidence in form satisfactory to it that the Mangrove Acquisition shall have been consummated on or prior to the Fifth Amendment Effective Date in accordance with the Mangrove Purchase Agreements and all applicable requirements of law, and no terms or conditions of the Mangrove Purchase Agreements (other than any immaterial terms or conditions) shall have been waived without the consent of Agent,

(vi)
the Mangrove Purchase Agreements (including schedules, exhibits and annexes thereto) and all other material documentation associated with the Mangrove Purchase Agreements (collectively, the “Acquisition Documentation”) shall be in form and substance satisfactory to Agent, and

(b) Mangrove Acquisition Consent.  Each of the conditions precedent to the effectiveness of the letter agreement regarding the consent to the Mangrove Acquisition, dated as of the date hereof, by and between Agent and Borrower, shall have been satisfied.

(c) Representations and Warranties.  Immediately after giving effect to this Amendment, except to the extent any such representation and warranty solely relates to an earlier specified date, the representations and warranties contained in Section 3 below shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that already is qualified or modified by materiality in the text thereof).

(d) Fees and Expenses Paid.  There shall have been paid to Agent for the account of Agent, all fees and expenses (including fees and expenses of counsel to Agent) incurred in connection with this Amendment and the transactions contemplated hereby, and all other fees and expenses due and payable on or before the date hereof under any Loan Document.

(e) CONDITIONS SUBSEQUENT

3. Post-Closing Affirmative Covenants.  The obligation of each Lender to make any Loans under the Credit Agreement at any time (or to extend any other credit hereunder) shall be subject to the fulfillment, in form and substance satisfactory to each Lender, of the post-closing covenants set forth below.  Borrower shall satisfy each post-closing covenant set forth below within such covenant’s prescribed time period (unless extended by Agent in its sole discretion).  Borrower’s failure to satisfy such covenant within the prescribed time period shall constitute an Event of Default under the Agreement.

(a) Within 30 days following the Fifth Amendment Effective Date, Borrower shall have provided evidence to Agent that the equipment lease agreements between Dell Financial Services and the Guarantors have been terminated and all Liens associated therewith have been properly released.  It being understood and agreed that until the expiration of the prescribed time period, such equipment lease agreements shall be deemed to be Permitted Indebtedness and the associated Liens in favor Dell Financial Services shall be deemed to be Permitted Liens.

(b) Within 60 days following the Fifth Amendment Effective Date, the Guarantors shall have established their primary depository and treasury management relationships (including credit card accounts) with Wells Fargo or one or more of its Affiliates and will maintain such depository and treasury management relationships at all times during the term of the Agreement.

(c) Within 60 days following the Fifth Amendment Effective Date, Borrower shall have provided evidence that the Deposit Account ending in *2603 maintained by Mangrove Employer Services, Inc. with American Chartered Bank (the “Mangrove Operating Account”) shall have been closed and all the funds therein shall have been moved to a Deposit Account maintained with Wells Fargo or one or more of its Affiliates.

(d) No later than August 30, 2016, Borrower shall have provided evidence to Agent that the vehicle lease agreements assumed or acquired in connection with the Mangrove Acquisition shall have been terminated or properly assigned to a Person that is not a Loan Party.    It being understood and agreed that until the expiration of the prescribed time period, such vehicle lease agreements shall be deemed to be Permitted Indebtedness and the associated Liens in favor of the applicable lessors shall be deemed to be Permitted Liens.

(e) Within 180 days following the Fifth Amendment Effective Date, Borrower shall have provided evidence that each Deposit Account and Securities Account of the Loan Parties not held with Wells Fargo or one or more of its Affiliates (other than the Mangrove Operating Account) shall have been closed and all the funds therein shall have been moved to a Deposit Account or Securities Account maintained with Wells Fargo or one or more of its Affiliates.  For the avoidance of doubt, the Loan Parties may continue to deposit funds into the Deposit Accounts and Securities Accounts covered by this Section 3(c) until such time as the Deposit Accounts and Securities Accounts are required to be closed pursuant hereto.

4. Representations and Warranties.  Borrower represents and warrants as follows:

(a) Authority.  Borrower has the requisite corporate power and authority to execute and deliver this Amendment and the Second Amended and Restated Fee Letter, and to perform its obligations hereunder and under the Loan Documents (as amended hereby) to which it is a party.  The execution, delivery and performance by Borrower of this Amendment and the Second Amended and Restated Fee Letter have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(b) Enforceability.  Each of this Amendment and the Second Amended and Restated Fee Letter has been duly executed and delivered by Borrower.  Each of this Amendment, the Second Amended and Restated Fee Letter and the Credit Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect, except to the extent that (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or general principles of equity or (ii) the availability of the remedies of specific performance or injunctive relief are subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Representations and Warranties.  Immediately after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true, complete and accurate in all respects as of the date hereof, except for representations and warranties which relate exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date.

(d) No Default.  Immediately after giving effect to this Amendment, no Default or Event of Default exists or is continuing.

5. No Waiver.  The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Document, whether or not known to Agent or any of the Lenders and whether or not existing as of the date hereof.

6. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself, and its successors, assigns and other legal representatives (Borrower and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, an “Indemnified Claim” and collectively, “Indemnified Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with any of the Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

(b) It is the intention of Borrower that this Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have against Releasees as set forth herein.  In furtherance of this intention, Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder.  Borrower, on behalf of itself and each other Releasor, acknowledges that it is familiar with Section 1542 of California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) Borrower, on behalf of itself and each other Releasor, waives and releases any rights or benefits that they may have under Section 1542 to the full extent that they may lawfully waive such rights and benefits, and Borrower, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of Section 1542 and that it has been advised by counsel as to the significance and consequences of this waiver.

(d) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(e) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

7. Choice of Law and Venue; Jury Trial Waiver. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

9. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

10. Ratification.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

11. Estoppel.  To induce Agent to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, immediately before and after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Agent or any Lender with respect to the Obligations.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER:

ASURE SOFTWARE, INC.,
a Delaware corporation

By:
Name:
Title:

Amendment Number Five to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Agent and sole Lender

By:
Name:
Title:

  Amendment Number Five to Credit Agreement

Schedule C-1
Commitments as of the Fifth Amendment Effective Date

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$3,000,000	$26,187,500	$29,187,500
All Lenders	$3,000,000	$26,187,500	$29,187,500